EXHIBIT (a)(1)(A)
SOMAXON PHARMACEUTICALS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE RATIO
THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M. U.S. PACIFIC TIME ON JUNE 9, 2009
UNLESS THIS OFFER IS EXTENDED
     Somaxon Pharmaceuticals, Inc., which is sometimes referred to herein as the “Company,” “Somaxon,” “our,” “us” or “we,” is offering eligible directors, employees and service providers of Somaxon the opportunity to exchange certain outstanding options to purchase our common stock for a lesser number of replacement options calculated in accordance with an exchange ratio (the “Option Exchange”). We expect to grant the replacement options on the date we cancel the options accepted for exchange, which will be the expiration date of this offer. We are making this offer (the “Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options According to an Exchange Ratio (the “Offer Information Document”).
     Eligible Options. Options eligible for the Option Exchange (“eligible options”) are those that:
•	have an exercise price greater than $1.00 per share; and

•	were granted under the 2005 Equity Incentive Award Plan (the “2005 Plan”) or the 2004 Equity Incentive Award Plan (the “2004 Plan,” and together with the 2005 Plan, the “Equity Plans”).
     You are eligible to participate in the Option Exchange only if you:
•	were a member of Somaxon’s board of directors (the “Board”) or were employed by Somaxon on March 1, 2009. To be an eligible participant, such persons must still be employed by us or providing services to us as a consultant or director as of the commencement of the option exchange and remain employed by us or providing services as a consultant or director through the grant date of the replacement options; and

•	hold at least one eligible option on May 11, 2009.
     The outstanding options that you hold under our Equity Plans give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.
     As of May 1, 2009, there were approximately 4,989,318 eligible options outstanding under the Equity Plans.
     Replacement Options. All eligible options that we accept pursuant to the Option Exchange will be cancelled upon expiration of this Offer, currently scheduled for 5:00 p.m. U.S. Pacific Time on June 9, 2009, and options elected for exchange will no longer be exercisable after that time. Based on this current schedule, the exercise price of the replacement option will be equal to the greater of $1.00 or the closing price of our common stock on The Nasdaq Stock Market on June 9, 2009 (the “replacement grant date”).
     We will grant the replacement options under the 2005 Plan on the replacement grant date.
     The replacement options will:
•	have an exercise price equal to the greater of $1.00 or the closing price per share of our common stock on the replacement grant date as reported by The Nasdaq Stock Market. Stock options that have a per share exercise price less than $1.00 will not be eligible for exchange;

•	be for a lesser number of shares. An eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the Offer. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued;
•	be subject to a new vesting schedule. One-third of the replacement stock options will be vested on the date of grant. The remainder of the replacement stock options will vest, subject to the optionee’s continued service, in equal monthly installments over the following two year period;
•	retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of the service of the optionee; and
•	be treated under U.S. Internal Revenue Code as non-qualified stock options, regardless of the tax status of the eligible options surrendered for exchange.
     In addition to the new option exercise price and new vesting schedule, the terms and conditions of the replacement options will be governed by the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder.
     If you are eligible to participate, you may elect whether to exchange your eligible options on a grant-by-grant basis, exchanging all or none of the shares subject to any given eligible option grant. If you previously exercised a portion of an eligible option grant prior to the commencement of this Offer, only the portion of the option grant that has not yet been exercised will be eligible for exchange.
     Shares of our common stock are quoted on The Nasdaq Stock Market under the symbol “SOMX.” On April 30, 2009, the closing sales price of our common stock as quoted on The Nasdaq Stock Market was $0.37 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. If the market price of our common stock increases before the replacement grant date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your existing options.
     See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Offer.
     You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by email to optionexchange@somaxon.com or by calling (858) 480-0400.

IMPORTANT
     If you wish to elect to exchange your options, you must complete and submit the election form in accordance with its instructions no later than 5:00 p.m. U.S. Pacific Time on June 9, 2009, unless the Offer is extended.
     You may submit an election form in one of three ways. You may email a scanned or PDF copy of the election form to optionexchange@somaxon.com, fax your election form to Somaxon Option Exchange, c/o Holly M. Bauer at (858) 523-5450 or send your election form by registered mail or courier to Somaxon Option Exchange, c/o Holly M. Bauer, Esq., Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130. Somaxon will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.
     If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.
     Although our Board has approved this Offer, neither we nor our Board make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.
     This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This Offer is subject to certain conditions which we describe in Schedule A of the Offer Information Document and the terms described in this Offer.
     WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE OPTIONS FROM OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THIS OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY OR DESIRABLE FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.
     SOMAXON HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. SOMAXON HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY SOMAXON.
     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF SOMAXON OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR OTHER SERVICE RELATIONSHIP OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT BETWEEN SOMAXON AND EACH EMPLOYEE REMAINS “AT WILL,” SUBJECT, IN CERTAIN JURISDICTIONS, TO APPLICABLE NOTICE REQUIREMENTS.
     SOMAXON RESERVES THE RIGHT TO AMEND OR TERMINATE THE EQUITY PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE EQUITY PLANS OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE SOMAXON TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE EQUITY PLANS OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE

SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Option Exchange. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer Information Document and the election form. Where applicable, we have included section references to the remainder of this Offer Information Document where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether to participate in the Option Exchange. Please review this summary term sheet and the remainder of this Offer Information Document to ensure that you are making an informed decision regarding your participation in the Option Exchange.
     For your ease of use, the questions have been separated into three sections:
•	Questions about the design of the Option Exchange.
•	Questions about the administration and timing of the Option Exchange.
•	Other Important Questions.
QUESTIONS ABOUT THE DESIGN OF THE OPTION EXCHANGE
Q1. What is the Option Exchange?
     The “Option Exchange” is a one-time offer by Somaxon to allow eligible participants to exchange their outstanding options that have an exercise price greater than $1.00 per share for new options, which we refer to as replacement options. The Option Exchange will not be a one-for-one exchange. An eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the Option Exchange. The replacement options will be granted on the date we cancel the options accepted for exchange, which will be the expiration date of this Offer. In addition to the new option exercise price and new vesting schedule, the terms and conditions of the replacement options will be governed by the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder. (See Section 1 below for additional information.)
Q2. Why are we making this Offer?
     Like many companies, we have experienced a significant decline in our stock price over the last year and our stock price remains at a relatively low level compared to its historical price. As a result, all of our outstanding stock options have exercise prices significantly above the recent trading prices of our common stock and the average market price of our stock over the prior 12 months. Because of the continued challenging economic environment, we believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many optionees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.
     This Option Exchange is VOLUNTARY and will allow eligible participants to choose whether to keep their existing options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of such existing options. We intend that this Option Exchange will enable the eligible participants to improve their overall position in their option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this Offer, we intend to provide the eligible participants with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our key contributors to maximize stockholder value. (See Section 2 below for additional information.)
Q3. How does the Option Exchange work?
     We are offering to exchange eligible outstanding options that have an exercise price greater than $1.00 per share for a predetermined number of replacement options, rounded down to the nearest whole share. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

     The option exchange will not be a one-for-one exchange. An eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the Option Exchange. Replacement options will be granted at a per share exercise price equal to the greater of $1.00 or the per share closing sales price of our common stock as quoted on The Nasdaq Stock Market on the replacement grant date. Participating in the Option Exchange requires an eligible participant to make a voluntary election to tender eligible options no later than 5:00 p.m. U.S. Pacific Time on June 9, 2009, unless this Offer is extended, after which time such election will be irrevocable.
     Unless prohibited by law or applicable regulations, options accepted for exchange will be cancelled and new options granted under our 2005 Plan. (See Sections 1, 7 and 10 below for more information.)
     The vesting and exercisability schedules of the replacement options will be different than the vesting and exercisability schedules of the surrendered options. One-third of the replacement stock options will be vested on the date of grant. The remainder of the replacement stock options will vest, subject to the optionee’s continued service, in equal monthly installments over the following two year period.
Q4. What options are eligible for the Option Exchange?
     Options eligible for exchange are those that:
•	have an exercise price greater than $1.00 per share; and
•	were granted under the Equity Plans.
     (See Section 1 below for more information.)
Q5. Who is eligible to participate in the Option Exchange?
     You are eligible to participate in the Option Exchange only if you:
•	were a member of Somaxon’s board of directors or were employed by Somaxon on March 1, 2009. To be an eligible participant, such persons must still be employed by us or providing services to us as a consultant or director as of the commencement of the option exchange and remain employed by us or providing services as a consultant or director through the grant date of the replacement options; and
•	hold at least one eligible option on May 11, 2009.
Q6. What if I leave Somaxon before the replacement grant date?
     If you are no longer employed by Somaxon or providing services as a consultant or director to Somaxon, whether voluntarily, involuntarily, before your replacement options are granted, you will not be able to participate in the Option Exchange.
     ACCORDINGLY, IF YOU ARE NO LONGER EMPLOYED BY SOMAXON OR PROVIDING SERVICES AS A CONSULTANT OR DIRECTOR TO SOMAXON AS DESCRIBED ABOVE ON THE REPLACEMENT GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING YOUR TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED. (See Sections 1 and 5 below for additional information.)

Q7. Why can’t I just be granted additional options?
     Because of the large number of eligible options, an additional grant of new options to all option holders would have a severe negative effect on our share dilution and the pool of shares available for future grant under our 2005 Plan.
Q8. Why isn’t the exchange ratio set at one-for-one?
     The exchange ratio was determined by Somaxon’s board of directors. The lower number of stock options granted at a lower exercise price, together with a new vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on retention, motivation and performance. As an eligible participant, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options with an exercise price equal to the greater of $1.00 or the per share closing sales price of our common stock as quoted on The Nasdaq Stock Market on the replacement grant date. Stock options that have a per share exercise price less than $1.00 will not be eligible for exchange.
Q9. If I participate, what will happen to my exchanged options?
     Options that you elect to exchange will be cancelled on the expiration date of this Offer, unless this Offer is extended. Cancelled options will be returned to the Equity Plans under which they were granted and will be available for new grants under the terms of our Equity Plans. (See Section 10 below for additional information.)
Q10. What happens to eligible options that I choose not to exchange or that you do not accept for exchange?
     Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules.
Q11. Am I eligible to receive future grants if I participate in the Option Exchange?
     We intend to continue to review our equity-based incentive programs from time-to-time. As a result of this review, we may decide to grant eligible participants additional equity incentives. Participation or non-participation in the Option Exchange is not expected to affect your eligibility for future equity or other incentives.
Q12. What are the conditions to this Offer?
     This Offer is subject to a number of conditions including the conditions described in Schedule A, including approval of this Offer by Somaxon’s stockholders at its annual meeting of stockholders to be held on June 9, 2009. This Offer is not conditioned upon a minimum aggregate of options being elected for exchange. (See Schedule A below for additional information.)
QUESTIONS ABOUT THE ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE
Q13. How do I participate in this Offer?
     If you currently hold outstanding options that are eligible for the Option Exchange, we will distribute to you a summary of your eligible options and instructions on how to submit your outstanding options for exchange.
     To participate in the Offer, you must complete an election form in accordance with its instructions no later than 5:00 p.m. U.S. Pacific Time on June 9, 2009, unless the Offer is extended. You may submit an election form in one of three ways. You may email a scanned or PDF copy of the election form to optionexchange@somaxon.com, fax your election form to Somaxon Option Exchange, c/o Holly M. Bauer at (858) 523-5450 or send your election form by registered mail or courier to Somaxon Option Exchange, c/o Holly M. Bauer, Esq., Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130. Somaxon will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.
     If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

Q14. How do I find out the details about my existing options?
     Information on your eligible options will be provided to you with this Offer. In addition, you may email your inquiry to optionexchange@somaxon.com or call (858) 480-0400.
Q15. What is the deadline to elect to exchange?
     The deadline to participate in this program is 5:00 p.m. U.S. Pacific Time on June 9, 2009, unless the Offer is extended. This means that your completed election form must be submitted before that time. We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. U.S. Pacific Time on the next U.S. business day following the previously scheduled expiration of this Offer. If this Offer is extended, you must deliver your election form before the extended expiration of this Offer.
     We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all options properly elected for exchange on the expiration date of this Offer. (See Section 3 below for additional information.)
Q16. What will happen if I do not turn in my election form by the deadline?
     If you do not turn in your election form by the deadline, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original price and original terms. (See Section 1 below for additional information.)
     IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THE OPTION EXCHANGE.
Q17. During what period of time can I withdraw previously elected options?
     You can withdraw or change your previously submitted election to exchange options at any time on or before 5:00 p.m. U.S. Pacific Time on June 9, 2009. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer. To change your previously submitted election, you must submit a new election form either electronically or in paper form in the manner described above, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new form that does not elect the option grants previously elected to be exchanged. You will receive confirmation by email or mail, in our discretion. It is your responsibility to confirm that we have received your correct election form before the deadline. In all cases, the last election form submitted and received prior to the deadline date will prevail. (See Section 4 below for additional information.)
     AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR EXECUTED ELECTION FORM HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.
Q18. Can I exchange the remaining portion of an option that I have already partially exercised?
     Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your eligible options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged. The replacement option grant will only replace options that are cancelled upon the expiration of this Offer.
Q19. Can I select which portion of an option to exchange?
     No. You cannot partially cancel an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you under the same grant number, on the same grant date and at the same exercise price) will be exchanged and cancelled.

Q20. Can I exchange both vested and unvested options?
     Yes. You can exchange eligible options, whether or not they are vested.
Q21. What will be my new option exercise price?
     The exercise price for the replacement options will be the greater of $1.00 or the per share closing sales price of our common stock as quoted on The Nasdaq Stock Market on the replacement grant date.
     IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE REPLACEMENT GRANT DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Sections 1 and 2 below for additional information.)
Q22. When will I be granted my replacement options?
     We will grant the replacement options on the date we cancel options elected for exchange. If we cancel options elected for exchange on June 9, 2009, which is the expected expiration date of this Offer, the replacement grant date of the replacement options will also be June 9, 2009. If this Offer is extended beyond June 9, 2009, then the replacement options will be granted on the expiration date of the extended Offer. (See Section 7 below for more information.)
Q23. When will the replacement options vest?
     The vesting and exercisability schedules of the replacement options will be different than the vesting and exercisability schedules of the surrendered options. One-third of the replacement stock options will be vested on the date of grant. The remainder of the replacement stock options will vest, subject to the optionee’s continued service, in equal monthly installments over the following two year period.
     Vesting and exercise of replacement options are dependent upon continued employment with or service to Somaxon. In addition to the new option exercise price and new vesting schedule, replacement options are subject to the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder and will be forfeited if not vested at the time of termination of service. (See Section 7 below for additional information.)
Q24. What will be the terms and conditions of my replacement options?
     The terms and conditions of the replacement options granted under the Option Exchange will be governed by the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder, with the new option exercise price and new vesting schedule of the option. You are encouraged to consult the 2005 Plan for complete information about the terms of the replacement options, which is being provided to you. Each replacement option will retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of your service with Somaxon. (See Section 7 below for additional information.)
Q25. What if my employment with or service to Somaxon is terminated after the replacement options are granted?
     If your employment with or service to Somaxon is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have until the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. (See Section 7 below for additional information.)
Q26. What happens if Somaxon is subject to a change in control AFTER the replacement options are granted?
     Although we are not currently contemplating a merger or similar transaction that could result in a change in control of the Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.
     The replacement options will have the vesting acceleration provisions under the 2005 Plan. To obtain detailed change in control provisions governing your options, you can refer to the 2005 Plan and the 2005 Plan Prospectus, both of which are being provided to you. A copy of the 2005 Plan can also be found with our public filings on the Securities and Exchange Commission’s (the “SEC”) internet site at http://www.sec.gov.
Q27. What happens if Somaxon is subject to a change in control BEFORE the replacement options are granted?
     Although we are not currently contemplating a merger or similar transaction that could result in a change in control of the Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, you would not receive options to purchase securities of the acquiror or any other consideration for your tendered options. Instead, you would retain your original options subject to their original terms.
     Any change in control transaction could have a substantial effect on our common stock price. Depending on the structure of such a transaction, the exercise price associated with the replacement options could be drastically affected. For example, if shares of our common stock were acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the change in control transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more or less than you might otherwise anticipate. In addition, in the event of an acquisition of the Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 below for additional information.)
Q28. Are there other circumstances where I would not be granted replacement options?
     Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of the offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. (See Section 11 below for additional information.)
Q29. After the replacement grant date, what happens if my options end up underwater again?
     We are conducting this Offer at this time considering the stock market conditions that have affected many companies throughout the United States. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may appreciate over the long term, even if your options become underwater after the replacement grant date. WE PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 below for additional information.)
OTHER IMPORTANT QUESTIONS
Q30. What are the tax consequences of my participation in the Option Exchange?
     If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. Tax consequences may vary depending on each individual’s circumstances. You should review these disclosures carefully before deciding whether or not to participate in the Offer. (See Section 12 below for additional information.)

Q31. How should I decide whether or not to participate?
     The decision to participate must be each individual’s personal decision, and it will depend largely on each individual’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own common stock price and our business.
     We understand that this will be a difficult decision for all eligible participants. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE COMMON STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. THE REPLACEMENT OPTIONS MAY BE UNDERWATER AT SOME POINT OR AT ALL TIMES FOLLOWING THE REPLACEMENT GRANT DATE. (See Section 15 below for additional information.)
     Please also review the section entitled “Risk Factors” for a discussion of the risks of participating in the Option Exchange.
Q32. What do the officers and the members of our Board think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?
     Although our Board has approved this Offer, neither our officers nor the members of our Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.
Q33. What are some of the potential risks if I choose to exchange my outstanding eligible option grants?
     We cannot guarantee what the stock market will do or how our common stock will perform through the date that the replacement options will be granted, and the price of Somaxon common stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged.
Q34. Who can I talk to if I have questions regarding the Option Exchange?
     You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by email to optionexchange@somaxon.com or by calling (858) 480-0400.

RISK FACTORS
   Participating in the Option Exchange involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties and the risk factors below and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Option Exchange. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. Except with respect to our trademarks, the trademarks, trade names and service marks appearing in this Offer are the property of their respective owners.
Risks Related to the Option Exchange
If you exchange eligible stock options for replacement options in the Option Exchange and your employment or service with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options.
          If you elect to participate in the Option Exchange, the vesting and exercisability schedules of the replacement options will be different than the vesting and exercisability schedules of the surrendered options. One-third of the replacement stock options will be vested on the date of grant. The remainder of the replacement stock options will vest, subject to the optionee’s continued service, in equal monthly installments over the following two year period. Generally, if your employment or service with us terminates, your replacement options will cease vesting, and any unvested portion of your replacement options will be cancelled as of your separation date. Accordingly, if you exchange eligible stock options for replacement options in the Option Exchange and your employment or service with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.
          Nothing in the Option Exchange should be construed to confer upon you the right to remain an employee, consultant or director of Somaxon. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or retained until the replacement grant date or thereafter.
If the price of our common stock increases over time, the value of the replacement options that you receive in the Option Exchange may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.
          Pursuant to the Option Exchange, you will be issued a lesser amount of replacement options than the eligible stock options you surrender for exchange. Because you will receive a lesser amount of replacement options in the Option Exchange than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the replacement options granted in the Option Exchange.
Risks Related to Our Business
We will require substantial additional funding and may be unable to raise capital when needed, which could force us to delay, reduce or eliminate planned activities or result in our inability to continue as a going concern.
          We are a development stage company with no revenues, and our operations to date have generated substantial needs for cash. We expect our negative cash flows from operations to continue until we obtain regulatory approval for Silenor® (doxepin) and are able to generate significant cash flows from the commercialization of Silenor.
          We believe, based on our current operating plan, that our cash, cash equivalents and marketable securities as of March 31, 2009 will be sufficient to fund our operations through the second quarter of 2009. We will have to raise additional cash to fund our operations beyond that time period. We intend to seek to undertake a financing during the second quarter of 2009 of sufficient size to fund our operations through the expected duration of the U.S. Food and Drug Administration’s, or FDA’s, review of our planned resubmission to the Silenor New Drug Application, or NDA.

          The development and approval of Silenor will require a commitment of significant funds, and any commercialization activities relating to Silenor we undertake are likely to result in substantial additional funds. Our future capital requirements will depend on, and could increase significantly as a result of, many factors, including:
•	the costs of seeking regulatory approval of Silenor, including any clinical studies or other work required to achieve such approval, as well as the timing of such activities and approval;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the costs of establishing or contracting for sales and marketing and other commercial capabilities, if required;

•	the extent to which we acquire or in-license new products, technologies or businesses;

•	the rate of progress and cost of our non-clinical studies, clinical trials and other development activities;

•	the scope, prioritization and number of development programs we pursue;

•	the effect of competing technological and market developments; and

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.
          We intend to seek additional funding through public or private sales of our equity securities, collaborations or other strategic transactions. In addition, we may obtain equipment leases and may pursue opportunities to obtain debt financing, or we may seek funding through assigning receivables or royalty rights. There can be no assurance, however, that additional financing will be available on reasonable terms, if at all.
          If we are unsuccessful in raising additional funds, we may be required to delay, scale-back or eliminate plans or programs relating to our business, relinquish some or all rights to product candidates at an earlier stage of development, renegotiate less favorable terms than we would otherwise choose or cease operating as a going concern. In addition, if we do not meet our payment obligations to third parties as they come due, we may be subject to litigation claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management, and may result in unfavorable results that could further adversely impact our financial condition.
          If we are successful in raising additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If we are successful in raising additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.
          Our independent auditors’ report for the year ended December 31, 2008 includes an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment.
Our success is dependent on the success of Silenor (doxepin).
          To date the majority of our resources have been focused on the development of Silenor, and substantially all of our resources are now focused on seeking regulatory approval of Silenor. Accordingly, any failure or significant delay in the approval of Silenor will have a substantial adverse impact on our business.

There is no assurance that we will be granted regulatory approval by the FDA for Silenor on a timely basis or at all.
          There can be no assurance that regulatory approval by the FDA will be obtained for Silenor. A failure to obtain requisite FDA approval or to obtain approval of the label that we proposed will delay or preclude us from marketing Silenor or limit its commercial use, and would have a material and adverse effect on our business, financial condition and results of operations.
          The FDA notified us that our New Drug Application, or NDA, for Silenor for the treatment of insomnia was considered filed as of March 31, 2008. Acceptance of the filing means that the FDA made a threshold determination that the NDA was sufficiently complete to permit an in-depth, substantive review to determine whether to approve Silenor for commercial marketing for the treatment of insomnia. This FDA review process can take substantial time and require the expenditure of substantial and unanticipated resources. As an organization, we have limited experience in filing and pursuing the applications necessary to gain regulatory approval, which may impede our ability to obtain such approval.
          Under the policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA was expected to complete its review and provide an action letter with respect to the NDA for Silenor as of December 1, 2008. Prior to December 1, 2008, the FDA informed us that it would not be able to complete its review by this date and indicated that its review would be extended for up to three additional months, resulting in a new PDUFA date of February 28, 2009. On February 25, 2009, we received a complete response letter from the FDA relating to the NDA. The FDA stated that based on its review the NDA could not be approved in its present form.
          In the complete response letter the FDA raised a number of issues relating to the interpretation of the efficacy data contained in the NDA and indicated that the FDA was open to a discussion of these concerns. The FDA did not specifically request us to conduct additional clinical trials of Silenor.
          With respect to safety, the FDA noted that there were no adverse events observed in the clinical studies included in the NDA that would preclude approval, but asked us to address the possibility that doxepin may prolong the cardiac QT interval. We have responded by submitting to the FDA the results of our completed clinical trial of doxepin that evaluated the potential for electrocardiogram, or ECG, effects. The results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.
          We held a meeting with the FDA on April 6, 2009 to discuss the issues raised in the complete response letter. In the meeting, the FDA stated that to obtain approval of a chronic insomnia treatment, objective and subjective efficacy must be established in adult and elderly patient populations, and efficacy must be shown both at the beginning of treatment and on a persistent basis, defined as at least one month. No additional safety issues were raised in the meeting.
          Based on the feedback we received at the meeting, we are conducting additional analyses of our Silenor clinical data focused on the durability of subjective sleep maintenance efficacy in adults with primary insomnia. We expect to complete these analyses during the second quarter of 2009. Once we have completed these analyses, we will include the results in a resubmission to the FDA. The FDA has indicated that the review cycle for such resubmission will be six months from the date of the resubmission. The potential exists that the review cycle could be longer depending on the FDA’s characterization of any data we choose to submit or are required to submit for its review.
          In addition, based on the complete response letter and our meeting with the FDA, we will no longer pursue approval of a 1 mg dose of Silenor, nor will we seek approval of a statement in the indication section of the label that clinical trials of Silenor have demonstrated improvement in sleep onset.
          Other NDA applicants have announced that the FDA has recently notified them that their scheduled review dates were delayed due to the FDA’s internal resource constraints. The FDA has also stated that it may fail to meet the review dates of other companies for the same reason. We cannot be certain that the FDA will not impose such a delay on the continued review of our NDA.

          The information included in the NDA for Silenor, including the data obtained from our non-clinical testing and clinical trials of this product candidate, are susceptible to varying interpretations. The FDA’s interpretation of the information included in the Silenor NDA or any resubmission to the NDA, or submitted during the review of the NDA, including the data from our completed clinical trial of doxepin that evaluated the potential for ECG effects, could cause the FDA to impose additional requirements on us as a condition to obtaining regulatory approval. In addition, we may voluntarily undertake additional work if we feel it would be beneficial to support regulatory approval or our proposed labeling for Silenor. The additional requirements or voluntary undertakings could include additional non-clinical testing or clinical trials, analyses of previously-submitted non-clinical or clinical data, post-marketing studies and surveillance or other requirements. If during the review the FDA requests or we otherwise provide additional information or clarification regarding information already submitted, the review process may be further extended by the FDA, or regulatory approval could be limited or prevented.
          If the FDA’s evaluations of the NDA, any resubmissions to the NDA and the clinical and manufacturing procedures and facilities are favorable, the FDA may issue an approval letter, authorizing commercial marketing of the drug for a specified indication. If the FDA is not sufficiently satisfied with the information in the NDA or our resubmissions to issue an approval letter, the FDA will issue another complete response letter, which typically would describe all of the specific deficiencies that the FDA has identified in the NDA and, when possible, recommend actions that the NDA sponsor may take to address the identified deficiencies.
          In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of FDA regulatory review. For example, notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2) under the Federal Food, Drug and Cosmetic Act over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If these companies successfully challenge the FDA’s interpretation of Section 505(b)(2), the FDA may be required to change its interpretation of Section 505(b)(2). This could delay or even prevent the FDA from approving our NDA for Silenor.
          If we are unable to secure approval by the FDA of the Silenor NDA in a timely manner, in the absence of substantial additional financing, our business, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.
Even if our product candidates receive regulatory approval, they will still be subject to substantial ongoing regulation.
          Even if U.S. regulatory approval is obtained for Silenor, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or other activities. For example, the label ultimately approved for Silenor, if any, may include a restriction on the length of a prescription for its use or the population for which it may be used, or may not include the indication statement we desire or may include a qualification to such statement. Any of these could have an adverse impact on our ability to achieve market acceptance of Silenor and generate revenues from its sale.
          Additionally, the FDA has directed manufacturers of all antidepressant drugs to revise their product labels to include a “black box” warning and expanded warning statements regarding an increased risk of suicidal thinking and behavior in children, adolescents and young adults being treated with these drugs. The active ingredient in Silenor, doxepin, is used in the treatment of depression and the package insert includes such a “black box” warning statement. Although Silenor is not intended to be indicated for or used in the treatment of depression and our proposed dosage for insomnia is less than one-tenth of that of doxepin for the treatment of depression, and although we have not evaluated and do not currently intend to seek regulatory approval for Silenor for the treatment of insomnia in children or adolescents, we cannot be sure that a similar warning statement will not be required.
          Recently the FDA has also requested that all manufacturers of sedative-hypnotic drug products modify their product labeling to include stronger language concerning potential risks. These risks include severe allergic reactions and complex sleep-related behaviors, which may include sleep-driving. The FDA also recommended that the drug manufacturers conduct clinical studies to investigate the frequency with which sleep-driving and other complex behaviors occur in association with individual drug products. It is unclear how and to what extent, if any, these requests and recommendations will affect Silenor.

          Further, although doxepin, at higher dosages than we have incorporated in Silenor, is not currently and has never been a Schedule IV controlled substance and the FDA has indicated in correspondence relating to our pre-NDA meeting for Silenor that it will recommend that it not be a Schedule IV controlled substance, we cannot be certain that Silenor will be a non-scheduled drug until the FDA and DEA have made final determinations on the matter. In our market research, physicians indicated that they limit their prescribing of Schedule IV controlled substances and that they would most likely increase their prescribing of insomnia medications if those medications were proven to be as effective as the market leading products without having the associated side effects or risk of addiction.
          Silenor and any other product candidate that we develop will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. For example, as a condition to any approval of the NDA for Silenor, the FDA may require us to develop a Risk Evaluation and Mitigation Strategy, or REMS, if the FDA determines that a REMS is necessary to ensure that the benefits of Silenor outweigh its risks. A REMS can include information to accompany the product, such as a patient package insert or a medication guide, a communication plan, elements to assure safe use, and an implementation system, and must include a timetable for assessment of the REMS. In addition, the FDA may require modifications to a REMS at a later date if new safety information warrants it. Any requirements imposed by the FDA may require substantial expenditures, and may delay the approval or potential commercialization of the product.
          Approved products, manufacturers and manufacturers’ facilities are subject to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product or on us, including requiring withdrawal of the product from the market.
          If our operations relating to Silenor or any other product candidate that we develop fail to comply with applicable regulatory requirements, a regulatory agency may:
•	issue warning letters or untitled letters;

•	impose civil or criminal penalties, including fines;

•	suspend regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products or require a product recall.
We will need to expend significant resources to successfully commercialize Silenor and any other product candidates that we develop, acquire or license.
          We are in the process of developing a marketing strategy for Silenor that will focus on high-prescribing physicians in the U.S. Even though certain of our employees have been involved in the successful launch of new pharmaceutical products, as a company, we have limited commercial infrastructure and experience. We have not commercialized any products, and may be unable to successfully do so.
          If Silenor is approved by the FDA, the commercialization process will require the expenditure by us of substantial financial and other resources. We intend to seek additional funding through various means. There can be no assurance, however, that such financing will be available on reasonable terms, if at all. If adequate funds are not available, we may be required to delay or cancel planned commercialization activities, the effectiveness of such activities may be adversely impacted or we may be required to enter into one or more outsourcing or strategic transactions relating to such activities on less favorable terms than we would otherwise choose.

          If we pursue a relationship with a strategic collaborator or contract sales organization or to facilitate our sales efforts, we may not be able to identify a counterparty with adequate capabilities or capacity. In addition, we may not be able to enter into agreements with any such entity on commercially reasonable or acceptable terms, or at all. To the extent that we enter into any such arrangements with third parties, any revenues we receive from sales of our products in those markets will depend upon the efforts of such third parties, which in many instances will not be within our control. Any failure by any such strategic collaborator or contract sales organization to effectively sell our products could adversely affect our business.
Although we are pursuing discussions with other companies to facilitate the commercialization of Silenor, we may be unable to complete a collaboration or other strategic transaction on acceptable terms, or at all.
          Even if Silenor receives FDA approval, the commercial success of the product will largely depend on gaining access to the highest prescribing physicians of insomnia treatments. We continue to engage in discussions with third parties with the goal of entering into a strategic partnership relating to the commercialization of Silenor. The outcome of this process and the structure of any resulting transaction could vary depending on the interest and objectives of the parties. However, we cannot assure you that we will complete any strategic transaction, or that, if completed, any strategic transaction will be successful or on attractive terms.
          Compared to a commercialization strategy that involves a third party collaborator, the commercialization of Silenor by us without such a collaborator could require substantially greater resources on our part and potentially adversely impact the timing and results of a launch of the product.
          We also face competition in our search for parties with whom we may enter into a collaboration or other strategic transaction. These competitors may have access to greater financial resources than us and may have greater expertise in identifying, evaluating and consummating strategic transactions. Moreover, we may devote resources to potential collaborations or other strategic transactions that are never completed, or we may fail to realize the anticipated benefits of such efforts.
          If we are able to complete a strategic transaction, depending on the timing of the transaction and the outlook of the other party to the transaction, such other party could materially impact our plans for seeking regulatory approval for and commercializing Silenor. Such modifications could result in additional costs or delays in approval of the NDA for Silenor and any commercial launch of the product.
We have relied on third parties to assist us with many of our development and regulatory activities, and we intend to continue to depend upon third parties to help us meet our future development, regulatory and commercialization needs. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.
          We have extensively relied upon third parties to assist us with various activities relating to our development programs and the regulatory approval process, and we intend to continue to rely on third parties to help us with these activities. In addition, because we currently have limited commercial infrastructure, we will have to rely extensively on third parties in assisting us with any commercialization activities relating to Silenor. This reliance is likely to accelerate as regulatory approval for Silenor, if any, is approached. If third parties we rely upon fail to devote sufficient time and resources to our programs, or if their performance is substandard or does not comply with applicable laws or regulations, it may delay or otherwise obstruct the approval of our NDA for Silenor or other product candidates we may develop and any resultant commercialization activities or product revenues.
          Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. If third parties we have contracted with assist our competitors at our expense, it could harm our competitive position.
We expect intense competition in the insomnia marketplace for Silenor and any other product candidate that we develop, and new products may emerge that provide different and/or better therapeutic alternatives for the disorders that our product candidates are intended to treat.

          We are developing Silenor for the treatment of insomnia, which will compete with well established drugs for this indication, including: Sanofi-Synthélabo, Inc.’s Ambien, King Pharmaceuticals, Inc.’s Sonata, and Sepracor Inc.’s Lunesta, all of which are GABA-receptor agonists, Takeda Pharmaceuticals North America, Inc.’s Rozerem, a melatonin receptor antagonist, and Sanofi-Synthélabo Inc.’s Ambien CR, a controlled-release formulation of the current GABA-receptor agonist, Ambien.
          In March 2009, Meda AB and Orexo AB received approval from the FDA for Edluar, formerly known as Sublinox, a sublingual tablet formulation of zopidem, for the short-term treatment of insomnia. Meda and Orexo intend to launch this product in the U.S. in the second quarter of 2009. In December 2008, NovaDel Pharma, Inc. received approval from the FDA for ZolpiMist, an oral mist formulation of zolpidem, for the short-term treatment of insomnia characterized by difficulties with sleep initiation. The time to market for this product remains unclear. Transcept Pharmaceuticals, Inc. submitted an NDA for a low-dose sublingual tablet formulation of zolpidem in 2008.
          Sanofi-Aventis has completed Phase 3 clinical trials for Ciltyri (eplivanserin), a 5HT2 antagonist, and submitted an NDA for this product to the FDA and the EMEA for the treatment of insomnia during the fourth quarter of 2008.
          Vanda Pharmaceuticals Inc. has completed two Phase 3 clinical trials of VEC-162, a melatonin receptor agonist. Takeda Pharmaceuticals North America, Inc. has conducted a clinical study to evaluate the administration of a combination of Takeda’s product Rozerem and 3 mg of doxepin in patients with insomnia. We are unaware of the results of this trial.
          Actelion Pharmaceuticals Ltd. initiated a Phase 3 clinical trial of almorexant, an orexin antagonist, in December 2007 and has announced that it intends to initiate a second Phase 3 clinical trial of this product candidate in 2008 or 2009. Actelion and GlaxoSmithKline recently announced a collaboration relating to almorexant under which GlaxoSmithKline received exclusive, worldwide rights to co-develop and co-commercialize almorexant together with Actelion.
          Several other companies, including Sepracor, are evaluating 5HT2 antagonists as potential hypnotics, and Eli Lilly and Company is evaluating a potential hypnotic that is a dual histamine/5HT2 antagonist. Alexza Pharmaceuticals, Inc. has announced that it has initiated a Phase 1 clinical trial of an inhaled formulation of zaleplon, the active pharmaceutical ingredient in Sonata. Additionally, several other companies are evaluating new formulations of existing compounds and other compounds for the treatment of insomnia.
          Furthermore, generic versions of Ambien and Sonata have been launched and are priced significantly lower than approved, branded insomnia products. Sales of all of these drugs may reduce the available market for, and could put downward pressure on the price we are able to charge for, any product developed by us for this indication, which could ultimately limit our ability to generate significant revenues.
          The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of Silenor or any other product candidate that we develop from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. There can be no assurance that developments by others, including the development of other drug technologies and methods of preventing the incidence of disease, will not render Silenor or any other product candidate that we develop obsolete or noncompetitive.
          Compared to us, many of our potential competitors have substantially greater:
•	capital resources;
•	research and development resources, including personnel and technology;
•	regulatory experience;
•	experience conducting non-clinical studies and clinical trials, and related resources;
•	expertise in prosecution of intellectual property rights; and

•	manufacturing, distribution and sales and marketing resources and experience.
          As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we can or may obtain patent protection or other intellectual property rights or seek to invalidate or otherwise challenge our intellectual property rights, limiting our ability to develop or commercialize product candidates. Our competitors may also develop drugs that are more effective and useful and less costly than ours and may also be more successful than we are in manufacturing and marketing their products.
          In addition, if we receive regulatory approvals for Silenor or any other product candidates we develop, manufacturing efficiency and marketing capabilities are likely to be significant competitive factors. We currently have no commercial manufacturing capability and limited sales and marketing infrastructure.
Even if the FDA approves Silenor, we may experience delays in the commercialization of Silenor, some of which are outside of our control.
          Even if we ultimately receive an approval letter for Silenor, we may be unable to commercialize Silenor immediately upon receipt of such letter. Commercialization of a product for which we have received an approval letter from the FDA could be delayed for a number of reasons, some of which are outside of our control, including delays in the FDA’s issuance of approvals for our trademarks or delays in the completion of required procedures by agencies other than the FDA, such as the U.S. Drug Enforcement Administration, or DEA.
          For example, if the FDA determines that Silenor has abuse potential, it will notify the DEA of its scientific determination and scheduling recommendation and request the DEA to implement this determination through its rule-making process. Although the FDA has indicated to us that it will recommend that Silenor not be scheduled as a controlled substance, we cannot be sure Silenor will not be scheduled until the FDA and DEA have made final determinations on the matter. There can be no assurance that this process will be completed promptly. Any delays in this determination could result in delays in our ability to market and sell Silenor, if it is approved by the FDA. In addition, any determination that Silenor should be scheduled as a controlled substance is likely to result in restrictions on our marketing activities relating to Silenor.
The non-clinical requirements requested by the FDA for Silenor could substantially delay any regulatory approval of this product candidate.
          The data from all of our clinical trials for Silenor was included in our NDA submission for Silenor. In addition, our NDA submission for Silenor included the results from several completed non-clinical studies that were required by the FDA, including our genotoxicity and reproductive toxicology studies and our 26-week transgenic mouse carcinogenicity study. The FDA requested that we conduct one additional non-clinical study, which is an ongoing two-year rat carcinogenicity study, and we intend to submit the results from this study as a post-approval commitment, subject to final approval by the FDA on whether to permit post-approval submission of such results. Our determinations regarding the timing of submission of our non-clinical study data for Silenor resulted from our previous interactions with the FDA.
          Based on a request in May 2006 from the FDA in connection with a planned pre-NDA meeting for Silenor, we initiated a non-clinical development program consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies. At that time, the FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the initial NDA submission for Silenor. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment. In September 2006, we completed the genotoxicity studies, and no signal indicative of genotoxicity was found in any of the assays. We submitted the results to the FDA, and in February 2007, the FDA agreed with our assessment that Silenor does not appear to have genotoxic potential. The FDA indicated that, unless other non-clinical data raise a concern, a complete assessment of the carcinogenic potential of Silenor may not be needed prior to NDA approval. In that correspondence, the FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-approval commitment. We initiated our 26-week transgenic mouse carcinogenicity study of Silenor in May 2007.

          In May 2007, we received correspondence from the FDA in which the FDA stated that the results of our 26-week transgenic mouse carcinogenicity study of Silenor should be included as part of the initial NDA submission for Silenor. We completed that study in January 2008, and we included the results from that study in our NDA submission for Silenor on January 31, 2008.
          As with any other non-clinical data, our non-clinical study results for Silenor are subject to varying interpretations, and any resulting toxicology questions from the FDA could adversely affect our potential regulatory approval or product labeling or lead to additional studies. If the FDA requires us to submit additional non-clinical data, including the data from our ongoing two-year rat carcinogenicity study, as a condition to approval of the NDA for Silenor, significant delays in the approval of the NDA, if any, would result, and we may incur additional costs.
The patent rights that we have in-licensed covering Silenor are limited to certain low-dosage strengths in the United States, and our market opportunity for this product candidate may be limited by the lack of patent protection for higher dosage strengths for which generic formulations are available and the lack of patent protection in other territories.
          Although we have an exclusive, worldwide license for Silenor for the treatment of insomnia through the life of the last patent to expire, which is expected to occur in 2020, we do not have patent protection for Silenor in any jurisdiction outside the United States. In addition, although our in-licensed patent for the treatment of transient insomnia is scheduled to expire in 2020, our in-licensed patent for the treatment of chronic insomnia is scheduled to expire in March 2013. Accordingly, in the absence of additional patents or other alternatives to obtain additional exclusivity rights for Silenor, a competitor could attempt to market doxepin for a chronic insomnia indication as early as March 2013. Furthermore, the patent protection in the United States for Silenor for the treatment of insomnia is limited to dosages ranging from a lower limit of 0.5 mg to various upper limits up to 20 mg of the active ingredient, doxepin. Doxepin is prescribed at dosages ranging from 75 mg to 300 mg daily for the treatment of depression and anxiety and is available in generic form in strengths as low as 10 mg in capsule form, as well as in a concentrated liquid form dispensed by a marked dropper and calibrated for 5 mg. As a result, we may face competition from the off-label use of these or other dosage forms of generic doxepin. Off-label use occurs when a drug that is approved by the FDA for one indication is prescribed by physicians for a different, unapproved indication.
          In addition, we do not have patent protection for Silenor in any jurisdiction outside the United States. Others may attempt to commercialize low-dose doxepin in the European Union, Canada, Mexico or other markets where we do not have patent protection for Silenor. Due to the lack of patent protection for doxepin in territories outside the United States and the potential for correspondingly lower prices for the drug in those markets, it is possible that patients will seek to acquire low-dose doxepin in those other territories. The off-label use of generic doxepin in the United States or the importation of doxepin from foreign markets could adversely affect the commercial potential for Silenor and adversely affect our overall business and financial results. We have submitted additional patent applications for Silenor but we cannot assure that these will result in issued patents or additional protection in the United States or other jurisdictions.
Restrictions on or challenges to our patent rights relating to our product candidates and limitations on or challenges to our other intellectual property rights may limit our ability to prevent third parties from competing against us.
          Our success will depend on our ability to obtain and maintain patent protection for Silenor and any other product candidate we develop, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others. The patent rights that we have in-licensed relating to Silenor are limited in ways that may affect our ability to exclude third parties from competing against us if we receive regulatory approval to market this product candidate. In particular, we do not hold composition of matter patents covering the active pharmaceutical ingredients of Silenor. Composition of matter patents on active pharmaceutical ingredients are a particularly effective form of intellectual property protection for pharmaceutical products as they apply without regard to any method of use or other type of limitation. As a result, competitors who obtain the requisite regulatory approval can offer products with the same active ingredients as our products so long as the competitors do not infringe any method of use or formulation patents that we may hold.

          The principal patent protection that covers, or that we expect will cover, Silenor consists of method of use patents. This type of patent protects the product only when used or sold for the specified method. However, this type of patent does not limit a competitor from making and marketing a product that is identical to our product for an indication that is outside of the patented method. Moreover, physicians may prescribe such a competitive identical product for off-label indications that are covered by the applicable patents. Although such off-label prescriptions may induce or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.
          Because products with active ingredients identical to ours have been on the market for many years, there can be no assurance that these other products were never used off-label or studied in such a manner that such prior usage would not affect the validity of our method of use patents. Due to some prior art that we identified, we initiated a reexamination of one of the patents we have in-licensed covering Silenor, (specifically, U.S. Patent No. 5,502,047, “Treatment For Insomnia”) which claims the treatment of chronic insomnia using doxepin in a daily dosage of 0.5 mg to 20 mg and expires in March 2013. The reexamination proceedings terminated and the USPTO issued a reexamination certificate narrowing certain claims, so that the broadest dosage ranges claimed by us are 0.5 mg to 20 mg for otherwise healthy patients and for patients with insomnia resulting from depression, and 0.5 mg to 4 mg for all other chronic insomnia patients. We also requested reissue of this same patent to consider some additional prior art and to add intermediate dosage ranges below 10 mg. In two office actions relating to this reissue request, the USPTO raised no prior art objections to 32 of the 34 claims we were seeking and raised a prior art objection to the other two, as well as some technical objections. Each of the claims objected to by the USPTO related to dosages above 10 mg. After further review of the prior art submitted, the USPTO withdrew all of its prior art objections. We then determined that the proposed addition of the intermediate dosage ranges and the resolution of the technical objections no longer warranted continuation of the reissue proceeding. As a result, we elected not to continue that proceeding.
          We also have multiple internally developed pending patent applications. No assurance can be given that the USPTO or other applicable regulatory authorities will allow pending applications to result in issued patents with the claims we are seeking, or at all.
          Patent applications in the United States are confidential for a period of time until they are published, and publication of discoveries in scientific or patent literature typically lags actual discoveries by several months. As a result, we cannot be certain that the inventors of the issued patents that we in-licensed were the first to conceive of inventions covered by pending patent applications or that the inventors were the first to file patent applications for such inventions.
          In addition, third parties may challenge our in-licensed patents and any of our own patents that we may obtain, which could result in the invalidation or unenforceability of some or all of the relevant patent claims, or could attempt to develop products utilizing the same active pharmaceutical ingredients as our products that do not infringe the claims of our in-licensed patents or patents that we may obtain.
          If a third party files an NDA for a product containing doxepin for the treatment of insomnia at any time during which we have patents listed for Silenor in the FDA’s Orange Book publication, the applicant will be required to certify to the FDA concerning the listed patents. Specifically, the applicant must certify that: (1) the required patent information relating to the listed patent has not been filed in the NDA for the approved product; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patent is invalid or will not be infringed by the manufacture, use or sale of the new product. A certification that the new product will not infringe the Orange Book-listed patents for Silenor or that such patents are invalid is called a paragraph IV certification.
          If the applicant has provided a paragraph IV certification to the FDA, the applicant must also send notice of the paragraph IV certification to us once the NDA has been accepted for filing by the FDA. We may then initiate a legal challenge to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the Section 505(b)(2) NDA until the earliest of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. If we do not file a patent infringement lawsuit within the required 45-day period, the applicant’s NDA will not be subject to the 30-month stay.

          We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our collaborators, employees and consultants. We also have invention or patent assignment agreements with our employees and certain consultants. There can be no assurance that inventions relevant to us will not be developed by a person not bound by an invention assignment agreement with us. There can be no assurance that binding agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors.
          Litigation or other proceedings to enforce or defend intellectual property rights is often very complex in nature, may be expensive and time-consuming, may divert our management’s attention from our core business and may result in unfavorable results that could adversely impact our ability to prevent third parties from competing with us.
We will need to obtain FDA approval of our proposed product name, Silenor, and any failure or delay associated with the approval may adversely impact any product launch and commercial prospects.
          The use of the name Silenor requires approval from the FDA regardless of whether we have secured a formal trademark registration from the USPTO. The FDA typically conducts a rigorous review of proposed product names, including an evaluation of the potential for confusion with other product names. The FDA may also object to a product name if it believes the name inappropriately implies medical claims. If the FDA objects to our proposed product name, Silenor, we may be required to adopt an alternative name for this product candidate. If we adopt an alternative name, we would lose the benefit of our existing trademark for Silenor and may be required to expend significant additional resources in an effort to identify a suitable product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize this product candidate.
If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.
          Our commercial success depends upon our ability, together with our collaborators, to develop, manufacture, market and sell Silenor or any other product candidates that we develop and use our proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing products. As the biotechnology and pharmaceutical industry expands and more patents are issued, the risk increases that our operations may give rise to claims that our products infringe the patent rights of others. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our products or proprietary technologies may infringe.
          We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our products and/or proprietary technologies infringe their intellectual property rights. If our products, proprietary technologies or their uses infringe any of these intellectual property rights, we or our collaborators could be required to pay damages and could be unable to commercialize our products or use our proprietary technologies unless we or they obtained a license. A license may not be available to us or our collaborators on acceptable terms, or at all. In addition, during litigation, the intellectual property rights holder could obtain a preliminary injunction or other equitable right which could prohibit us from making, using or selling our products, technologies or methods.
          There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries generally. If a third party claims that we or our collaborators infringe its intellectual property rights, we may face a number of issues, including, but not limited to:
•	infringement and other intellectual property claims which, with or without merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;
•	substantial damages for infringement, including treble damages and attorneys’ fees, which we may have to pay if a court decides that the product at issue infringes on or violates the third party’s rights;

•	a court prohibiting us from selling or licensing the product unless the third party licenses its product rights to us, which it is not required to do;
•	if a license is available from the third party, we may have to pay substantial royalties, fees and/or grant cross-licenses to our products; and
•	redesigning our products or processes so they do not infringe, which may not be possible or may require substantial funds and time.
          No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, which contain claims covering our products, technology or methods. Because of the substantial number of patents issued and patent applications filed in our field, we believe there is a risk that third parties may allege they have patent rights encompassing our products, technology or methods.
Silenor or any other product candidate that we develop may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval or commercialization.
          Undesirable side effects caused by Silenor or any other product candidate that we develop could interrupt, delay or halt clinical trials, result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, or cause us to evaluate the future of our development programs. Any of these occurrences could delay or prevent us from commercializing Silenor or any other product candidate that we develop and generating resulting revenues from their sale, if any. In addition, the FDA may require, or we may undertake, additional clinical trials to support the safety profile of Silenor or our proposed labeling for Silenor. For example, the FDA’s review of the data from our completed clinical trial of doxepin that evaluated the potential for ECG effects could delay, limit or prevent regulatory approval.
          In addition, if Silenor or any other product candidate that we develop receives marketing approval and we or others later identify undesirable side effects caused by the product:
•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;
•	regulatory authorities may withdraw their approval of the product or place restrictions on the way it is prescribed;
•	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product or implement a REMS; and
•	our reputation may suffer.
          Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the affected product, which in turn could delay or prevent us from generating significant revenues from its sale, if any.
If Silenor or any other product candidate for which we receive regulatory approval does not achieve broad market acceptance, the revenues that we generate from its sale will be limited.
          The commercial success of Silenor or any other product candidate for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of the product by the medical community and reimbursement of the product by third-party payors, including government payors. The degree of market acceptance of any of approved product will depend on a number of factors, including:
•	our ability to provide acceptable evidence of safety and efficacy;
•	relative convenience and ease of administration;

•	prevalence and severity of any adverse side effects;
•	limitations or warnings contained in a product’s FDA-approved labeling, including, for example, potential “black box” warnings associated with the active ingredient in Silenor;
•	availability of alternative treatments, including, in the case of Silenor, a number of competitive products already approved for the treatment of insomnia or expected to be commercially launched in the future;
•	pricing and cost effectiveness;
•	off-label substitution by chemically similar or equivalent products;
•	effectiveness of our or our collaborators’ sales, marketing and distribution strategies; and
•	our ability to obtain sufficient third-party coverage or reimbursement.
          If Silenor or any other product candidate that we develop is approved but does not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from the product, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of Silenor or any other product candidate that we develop may require significant resources and may never be successful.
If the manufacturers upon whom we rely fail to produce our products in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the development and commercialization of, or be unable to meet demand for, our products and may lose potential revenues.
          We do not manufacture Silenor, and we do not plan to develop any capacity to do so. We have a contract with Patheon Pharmaceuticals Inc. to manufacture our future required clinical supplies, if any, of Silenor, and we have entered into a manufacturing and supply agreement with Patheon to manufacture our commercial supply of Silenor. We have also recently entered into agreements with Plantex USA, Inc. to manufacture our supply of doxepin active pharmaceutical ingredient and with Anderson Packaging, Inc. to package Silenor finished products, and we have another agreement in place for the supply of a key ingredient contained in our formulation for Silenor.
          The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our manufacturers may not perform as agreed or may terminate their agreements with us. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to launch Silenor or any other product candidate that we develop, if approved, or provide any product candidates to patients in our clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of our clinical trials, increase the costs associated with maintaining our clinical trial program and, depending upon the period of delay, require us to commence new clinical trials at significant additional expense or terminate the clinical trials completely.
          In addition, all manufacturers of pharmaceutical products must comply with current good manufacturing practice, or cGMP, requirements enforced by the FDA through its facilities inspection program. The FDA is likely to conduct inspections of our manufacturers’ facilities as part of their review of our marketing applications. If our manufacturers are not in compliance with cGMP requirements, it may result in a delay of approval of our marketing applications. These cGMP requirements include quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our products may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products.
          Moreover, our manufacturers and suppliers may experience difficulties related to their overall businesses and financial stability, which could result in delays or interruptions of our supply of Silenor. We do not have alternate manufacturing plans in place at this time. If we need to change to other manufacturers, the FDA and comparable foreign regulators must approve these manufacturers’ facilities and processes prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in or independently develop the processes necessary for production.
          Any of these factors could cause us to delay or suspend clinical trials, regulatory submissions, required approvals or commercialization of Silenor or any other product candidate that we develop, or entail higher costs or result in our being unable to effectively commercialize our products. Furthermore, if our manufacturers failed to deliver the required commercial quantities of raw materials, including bulk drug substance, or finished product on a timely basis and at commercially reasonable prices, we would likely be unable to meet demand for our products and we would lose potential revenues.
Materials necessary to manufacture Silenor or any other product candidate that we develop may not be available on commercially reasonable terms, or at all, which may delay development and commercialization.
          Although we have contracted with suppliers of doxepin and other key raw materials for Silenor, we largely rely on our manufacturers to purchase from third-party suppliers the other materials necessary to produce our product candidates. Suppliers may not sell these materials to our manufacturers at the time we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these materials by our manufacturers. If our manufacturers are unable to obtain these materials for our non-clinical studies or clinical trials of Silenor or any other product candidate that we develop, product testing and potential regulatory approval could be delayed or suspended, significantly impacting our development programs. If our manufacturers or we are unable to purchase these materials after regulatory approval has been obtained for Silenor or any other product candidate that we develop, the commercial launch would be delayed or there would be a shortage in supply, which would materially affect our ability to generate sales revenues.
We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.
          The sale of products for which we obtain marketing approval and the use of product candidates by us in clinical trials expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•	decreased demand for our products;
•	impairment of our business reputation;
•	withdrawal of clinical trial participants;
•	costs of related litigation;
•	substantial monetary awards to patients or other claimants;
•	loss of revenues; and
•	the inability or lack of commercial rationale to continue development or commercialization of Silenor or any other product candidate.

          We have obtained limited product liability insurance coverage for our clinical trials with a $5 million annual aggregate coverage limit, and our insurance coverage may not reimburse us at all or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of Silenor, if regulatory approval is obtained, or any other product we commercialize, but the cost of this coverage could be substantial. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.
We are subject to uncertainty relating to health care reform measures and reimbursement policies which, if not favorable to Silenor or any other product candidate that we develop, could hinder or prevent our commercial success.
          Our ability to successfully commercialize Silenor and any other product candidate that we develop will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish appropriate coverage and reimbursement levels for the cost of our products and related treatments. The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care services to contain or reduce costs of health care may adversely affect:
•	our ability to set a price we believe is fair for our products;
•	our ability to generate revenues and achieve or maintain profitability;
•	the future revenues and profitability of our potential customers, suppliers and collaborators; and
•	the availability of capital.
          In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription drugs and the reform of the Medicare and Medicaid systems. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003 provides a new Medicare prescription drug benefit which became effective in January 2006 and mandates other reforms. While we cannot predict the full outcome of the implementation of this legislation, it is possible that the new Medicare prescription drug benefit, which will be managed by private health insurers and other managed care organizations, will result in additional government reimbursement for prescription drugs, which may make some prescription drugs more affordable but may further exacerbate industry-wide pressure to reduce prescription drug prices. It is also possible that other legislative proposals will be adopted, particularly in view of the new presidential administration. As a result of new proposals, we may determine to change our current manner of operation or change our contract arrangements, any of which could harm our ability to operate our business efficiently, obtain collaborators and raise capital. In addition, in certain foreign markets, the pricing of prescription drugs is subject to government control and reimbursement may in some cases be unavailable or insufficient.
          Many managed care organizations negotiate the price of medical services and products and develop formularies which establish pricing and reimbursement levels. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization’s patient population. The process for obtaining coverage can be lengthy and time-consuming, and we expect that it could take several months before a particular payor initially reviews our product and makes a decision with respect to coverage. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic or OTC products, our overall business and financial condition could be adversely affected.
          In addition, third-party payors are increasingly challenging the prices charged for medical products and services. Also, legislative proposals to reform health care or reduce government insurance programs may result in lower prices for Silenor and any other product candidate that we develop or exclusion of our product candidates from coverage and reimbursement programs. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could harm our ability to market our products and significantly reduce our revenues from the sale of any approved product.
We will need to increase the size of our organization, and we may experience difficulties in managing growth.
          As of March 31, 2009 we had 14 full-time employees. In April 2009 we began a reduction in force that will result in us having 7 full-time employees as of May 15, 2009. If Silenor is approved by the FDA and we meaningfully participate in its commercialization, we may need to recruit and train a substantial number of sales and marketing personnel to support the commercialization effort. Our management and personnel, systems and facilities currently in place may not be adequate to support this or other future growth. Our need to effectively manage our operations, growth and various projects requires that we:
•	manage the FDA review process relating to our NDA for Silenor;
•	manage our internal development and potential commercialization efforts effectively while carrying out our contractual obligations to collaborators and other third parties and complying with all applicable laws, rules and regulations;
•	continue to improve our operational, financial and management controls, reporting systems and procedures; and
•	attract and retain sufficient numbers of talented employees.
          We may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve our development and commercialization goals.
Even if Silenor or any other product candidate that we develop receives regulatory approval in the United States, we may never receive approval or commercialize our products outside of the United States.
          In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks regarding FDA approval in the United States as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA approval in the United States. As described above, such effects include the risks that Silenor or any other product candidate that we develop may not be approved for all indications requested, which could limit the uses of the product candidate and have an adverse effect on potential royalties and product sales, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.
We have licensed Silenor from a third party. If we default on any of our obligations under that license, or if the licensor exercises a right to terminate the license, we could lose rights to Silenor.
          We in-licensed rights to Silenor through an exclusive licensing arrangement, and we may enter into similar licenses in the future. Under our license agreement for Silenor, we are required to use commercially reasonable efforts to develop, obtain regulatory approval of and commercialize Silenor. In addition, our licensor for Silenor has the right to terminate the license agreement upon the filing and institution of voluntary bankruptcy, reorganization, liquidation or receivership proceedings involving us, the institution of such proceedings on an involuntary basis that are not dismissed within 60 days after filing, an assignment of our assets for the benefit of our creditors or the appointment of a receiver or custodian for our business. In the event that our licensor for Silenor terminates the license agreement pursuant to a contractual right or in the event of a default by us, our ability to develop and commercialize Silenor would terminate and our business and financial condition would be materially harmed.

Our clinical trials may fail to demonstrate the safety and efficacy of our product candidates, which could prevent or significantly delay their regulatory approval.
          Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through clinical trials that the product candidate is safe and effective for use in each target indication. Although we have successfully completed all of our planned four Phase 3 clinical trials for Silenor, we have not received regulatory approval to market Silenor in any jurisdiction.
          The results from clinical trials that we have completed may not be predictive of results obtained in future clinical trials, and there can be no assurance that we will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or result in marketable products. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier studies. If Silenor or any other product candidate that we develop is not shown to be safe and effective in clinical trials, or if the FDA does not deem the product candidate to be sufficiently safe and effective to warrant marketing approval, our business, financial condition and results of operations would be materially harmed.
Our failure to successfully acquire, develop and market additional product candidates or approved products may impair our ability to grow.
          As part of our growth strategy, we intend to selectively evaluate products and product candidates. Because we neither have, nor currently intend to establish, internal research capabilities, we would be dependent upon pharmaceutical and biotechnology companies, university scientists and other researchers to sell or license products to us. The success of this strategy will depend upon our ability to identify, select and acquire promising pharmaceutical product candidates and products.
          The process of evaluating, proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with us for the license or acquisition of product candidates and approved products. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.
          Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any products that we develop or approved products that we acquire will be manufactured or produced profitably, successfully commercialized or widely accepted in the marketplace.
If we acquire or in-license products and fail to successfully integrate them into our operations, we may incur unexpected costs and disruptions to our business.
          As part of our growth strategy, we intend to selectively evaluate products and product candidates that we believe may be a strategic fit with our business. Future acquisitions, however, may entail numerous operational and financial risks, including:
•	exposure to unknown liabilities;
•	disruption of our business and diversion of our management’s time and attention to develop acquired products or technologies;
•	incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;
•	higher than expected acquisition and integration costs;
•	increased amortization expenses;

•	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;
•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and
•	inability to retain key employees of any acquired businesses.
          We have limited resources to identify and execute the evaluation, acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. In particular, we may compete with larger pharmaceutical companies and other competitors in our efforts to establish new collaborations and in-licensing opportunities. These competitors likely will have access to greater financial resources than us and may have greater expertise in identifying and evaluating new opportunities. Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel.
          We may not be able to attract or retain qualified management, scientific, clinical and commercial personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the San Diego, California area. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development or commercialization objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements, and our business may be harmed as a result.
          We are highly dependent on the product acquisition, development, regulatory and commercialization expertise of our senior management. If we lose one or more of the members of our senior management team or other key employees, our ability to implement our business strategy successfully could be seriously harmed. Replacing key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel.
          In addition, we have advisors who assist us in formulating our product development, clinical, regulatory and commercialization strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development or commercialization of products that may compete with ours.
We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
          As is commonplace in our industry, we employ individuals who were previously employed at other biotechnology, specialty pharma or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
Risks Related to Our Finances and Capital Requirements
Capital raising activities, such as issuing securities, incurring debt, assigning receivables or royalty rights or through collaborations or other strategic transactions, may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights and may be limited by applicable laws and regulations.
          We believe, based on our current operating plan, that our cash, cash equivalents and marketable securities as of March 31, 2009 will be sufficient to fund our operations through the second quarter of 2009. We will have to raise additional cash to fund our operations beyond this time period. We intend to seek to undertake a financing during the second quarter of 2009 of sufficient size to fund our operations through the expected duration of the FDA’s review of our planned resubmission to the Silenor NDA. To the extent that we raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted. Any dilution of the holdings of our current stockholders may result in downward pressure on the price of our common stock.
          Any debt, receivables or royalty financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem our stock or make investments.
          Debt financing, receivables assignments, royalty interest assignments and other types of financing are often coupled with an equity component, such as warrants to purchase stock. For example, in connection with our CEFF transaction with Kingsbridge and the secured loan transaction with Silicon Valley Bank and Oxford Finance Corporation, we issued to Kingsbridge a warrant to purchase 165,000 shares of our common stock, we issued to Silicon Valley Bank a warrant to purchase 80,000 shares of our common stock and we issued to Oxford Finance Corporation a warrant to purchase 159,000 shares of our common stock. In connection with the repayment of our secured loan in March 2009, we issued to Oxford Finance Corporation an additional warrant to purchase 200,000 shares of our common stock. To the extent that any of these warrants, or any additional warrants that we issue in the future, are exercised by their holders, dilution of our existing stockholders’ ownership interests will result.
          If we raise additional funds through collaborations or other strategic transactions, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us.
          In addition, rules and regulations of the SEC or other regulatory agencies may restrict our ability to conduct certain types of financing activities, or may affect the timing of and the amounts we can raise by undertaking such activities. For example, under current SEC regulations, at any time during which the aggregate market value of our common stock held by non-affiliates, or our public float, is less than $75 million, the amount that we can raise through primary public offerings of securities in any twelve-month period using one or more registration statements on Form S-3 will be limited to an aggregate of one-third of our public float. As of May 1, 2009, our public float was less than $75 million.
The Committed Equity Financing Facility that we entered into with Kingsbridge may not be available to us if we elect to make a draw down.
          In May 2008, we entered into the CEFF with Kingsbridge. The CEFF entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years, shares of our common stock for cash consideration, subject to certain conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, which include a minimum price for our common stock; the accuracy of representations and warranties made to Kingsbridge; compliance with laws; effectiveness of the registration statement; and the continued listing of our stock on The Nasdaq Stock Market. In addition, Kingsbridge is permitted to terminate the CEFF if it determines that a material and adverse event has occurred affecting our business, operations, properties or financial condition and if such condition continues for a period of ten days from the date Kingsbridge provides us notice of such material and adverse event. If we are unable to access funds through the CEFF, or if the CEFF is terminated by Kingsbridge, we may be unable to access capital on favorable terms or at all.
          Our ability to conduct any drawdowns under the CEFF is subject to the effectiveness of a resale shelf registration statement and other conditions. One of these conditions is that the volume weighted average price, or VWAP, of our common stock, which is the aggregate sales price of all trades of our common stock during each trading day divided by the total number of shares of common stock traded during that trading day, on the applicable pricing date is above $1.75. On May 1, 2009, the closing price of our common stock was $0.385.
          Under current SEC regulations, at any time during which the aggregate market value of our common stock held by non-affiliates, or public float, is less than $75.0 million, the amount we can raise through primary public offerings of securities in any twelve-month period using shelf registration statements will be limited to an aggregate of one-third of our public float. As of May 1, 2009, our public float was approximately 11,241,000 shares, the value of which was approximately $4.3 million based upon the closing price of our common stock of $0.385 on such date. As of May 1, 2009, the value of one-third of our public float calculated on the same basis was approximately $1.4 million.
          In connection with the CEFF, we filed a resale shelf registration statement on Form S-3 on July 18, 2008 with the SEC to facilitate Kingsbridge’s public resale of the shares of our common stock issuable under the CEFF or upon the exercise of the warrant issued to Kingsbridge. The resale shelf registration statement has not been declared effective by the SEC.
We have never generated revenues or been profitable, and we may not be able to generate revenues sufficient to achieve profitability and, we will need substantial additional financing to operate our business.
          We are a development stage company and have not generated any revenues or been profitable since inception, and it is possible that we will not achieve profitability. We incurred net losses of $4.5 million for the three months ended March 31, 2009, $37.2 million for the year ended December 31, 2008, and $26.4 million for the year ended December 31, 2007. We expect to continue to incur significant operating and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot assure you that we will achieve significant revenues, if any, or that we will ever achieve profitability. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.
          In addition, our independent auditors’ report for the year ended December 31, 2008 included an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient additional financing, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, it is likely that investors will lose all or a part of their investment.
Our quarterly operating results may fluctuate significantly.
          We expect our operating results to be subject to quarterly fluctuations. The revenues we generate, if any, and our operating results will be affected by numerous factors, including:
•	our addition or termination of development programs or funding support;
•	variations in the level of expenses related to development of Silenor or any other product candidate that we develop;
•	our entering into collaborations;
•	any intellectual property infringement lawsuit in which we may become involved;
•	regulatory developments; and
•	commercialization activities relating to Silenor, if it is approved by the FDA, or any other product candidate that we may develop, or commercialization activities of our competitors.
          If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

The use of our net operating loss and tax credit carryforwards may be limited.
          Net operating loss carryforwards and research and development credits may expire and not be used. As of December 31, 2008, we had generated federal net operating loss carryforwards of approximately $132.4 million and state net operating loss carryforwards of approximately $129.6 million, the majority of which were generated in California. As of December 31, 2008, we have generated federal research and development tax credits of $4.1 million and California research and development tax credits of $1.9 million. Both federal net operating loss carryforwards and federal research and development tax credits have a 20-year carryforward period and begin to expire in 2023 and 2024, respectively. California net operating loss carryforwards have a ten year carry forward period and begin to expire in 2013. California research and development tax credits have no expiration.
          Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of our net operating loss and credit carryforwards may be limited in the event a cumulative change in ownership of more than 50 percent occurs within a three-year period. We determined that such an ownership change occurred as of June 30, 2005 as a result of various stock issuances used to finance our development activities. This ownership change resulted in limitations on the utilization of tax attributes, including net operating loss carryforwards and tax credits. We estimate that approximately $0.3 million of our California net operating loss carryforwards were effectively eliminated. In addition, we also estimate that approximately $18.3 million of our federal net operating loss carryforwards, $17.3 million of our California net operating loss carryforwards, and $0.9 million of our federal research and development credits were subject to the Section 382 limitation. A portion of the limited net operating loss carryforwards becomes available for use each year. We estimate that approximately $2.8 million of the restricted net operating loss carryforwards become available each year between 2006 and 2009, decreasing to $1.9 million in 2010 and $1.0 million per year thereafter. At December 31, 2008, we estimate that $8.6 million of our federal net operating loss carryforwards and $7.7 million of our state net operating loss carryforwards remain limited. After taking into consideration these limitations under Section 382 and 383 of the Internal Revenue Code, we estimate that at December 31, 2008, we had unrestricted federal and state net operating loss carryforwards of approximately $123.8 million and $121.6 million, respectively.
          We have not performed a Section 382 analysis since our initial public offering in December 2005. There is a risk that additional changes in ownership could have occurred since that date. If a change in ownership were to have occurred, it is possible that more of our net operating loss carryforwards could have been eliminated or restricted. In addition, future financing events may cause further changes in ownership under Section 382 which could cause our net operating loss carryforwards and credit carryforwards to be subject to future limitations.
Negative conditions in the global credit markets may have an impact on the value of our investment securities.
          Our investment securities consist primarily of money market funds and corporate and United States government agency notes. We do not have any auction rate securities. Recently, there has been concern in the credit markets regarding the value of a variety of mortgage-backed securities and the resultant effects on various securities markets. While we do not believe that our investment securities have significant risk of default or illiquidity, we cannot provide absolute assurance that our investments are not subject to adverse changes in market value. If the credit ratings of the security issuers deteriorate and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investments through impairment charges.
Risks Relating to Securities Markets and Investment in Our Stock
Future sales of our common stock may cause our stock price to decline.
          Persons who were our stockholders prior to the sale of shares in our initial public offering continue to hold a substantial number of shares of our common stock that they are able to sell in the public market. Significant portions of these shares are held by a small number of stockholders. Sales by our stockholders of a substantial number of shares, or the expectation that such sales may occur could significantly reduce the market price of our common stock. Moreover, the holders of a substantial number of shares of common stock may have rights, subject to certain conditions, to require us to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that we may file for ourselves or other stockholders.

          We have also registered all common stock that we may issue under our employee benefits plans. As a result, these shares can be freely sold in the public market upon issuance, subject to restrictions under the securities laws. In addition, certain of our directors, executive officers and large stockholders have established or may in the future establish programmed selling plans under Rule 10b5-1 of the Exchange Act for the purpose of effecting sales of common stock. If any of these events causes a large number of our shares to be sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.
There may not be a viable public market for our common stock, and market volatility may affect our stock price and the value of your investment.
          Our common stock had not been publicly traded prior to our initial public offering, which was completed in December 2005, and an active trading market may not develop or be sustained. We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Therefore, investors will have to rely on appreciation in our stock price and a liquid trading market in order to achieve a gain on their investment. The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Since our initial public offering on December 15, 2005 through May 1, 2009, the trading prices for our common stock have ranged from a high of $21.24 to a low of $0.18.
          The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:
•	changes in the regulatory status of our products or product candidates, including requirements to conduct or results or anticipated timing of our non-clinical studies and clinical trials;
•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;
•	events affecting our existing in-license agreements and any future collaborations or other strategic transactions, commercial agreements and grants;
•	variations in our quarterly operating results;
•	decreased coverage and changes in securities analysts’ estimates of our financial performance;
•	regulatory developments in the United States and foreign countries;
•	fluctuations in stock market prices and trading volumes of similar companies;
•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;
•	announcements concerning other financing activities;
•	additions or departures of key personnel; and
•	discussion of us or our stock price by the financial and scientific press and in online investor communities.
          The realization of any of the risks described in the risk factors disclosed in our Annual Report on Form 10-K or in these “Risk Factors” could have a dramatic and material adverse impact on the market price of our common stock. In addition, class action litigation has often been instituted against companies whose securities have experienced periods of volatility or declines in market price. Any such litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.
If our executive officers, directors and largest stockholders choose to act together, they may be able to control our operations and act in a manner that advances their best interests and not necessarily those of other stockholders.
          As of May 1, 2009, our executive officers, directors and holders of 5 percent or more of our outstanding common stock beneficially owned approximately 59% of our common stock. As a result, these stockholders, acting together, would be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders.
Investors may incur substantial dilution as a result of future equity issuances, and, as a result, our stock price could decline.
          Based on our recurring losses, negative cash flows from operations and working capital levels, we will have to raise substantial additional funds. If we are unable to obtain sufficient additional financing, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, it is likely that investors will lose all or a part of their investment.
          Because we will need to raise additional capital to fund our business, among other things, we may conduct substantial additional equity offerings. These future equity issuances, together with the exercise of outstanding options or warrants and any additional shares issued in connection with acquisitions or incentive programs, will result in dilution to investors.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
          Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders, and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15 percent of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if an offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.
We expend substantial costs and management resources as a result of laws and regulations relating to corporate governance matters.
          As a public reporting company, we must comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC and by The Nasdaq Stock Market, including expanded disclosures, accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and other requirements has caused us to expend substantial costs and management resources and will continue to do so. Additionally, these laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or as executive officers. The Public Company Accounting Oversight Board approved a new auditing standard, Auditing Standard No. 5 in June 2007, and at the same time, the

SEC issued guidance for management for complying with the requirements of Section 404. This new auditing standard and the related management guidance provide a more risk-based approach to compliance and testing under Section 404. However, we still expect to incur substantial costs and to devote significant resources to corporate governance matters. In addition, as a result of the workforce reductions we undertook in order to reduce expenses, the efforts required to comply with Section 404 and the other corporate governance laws and regulations applicable to us are being undertaken by a smaller number of people. If we, or the third-party service providers on which we rely, fail to comply with any of these laws or regulations, or if our auditors cannot timely attest to our evaluation of our internal controls, we could be subject to regulatory scrutiny and a loss of public confidence in our corporate governance or internal controls, which could have an adverse effect on our business and our stock price.

THIS OFFER
1. Eligibility; Number of Options; Expiration Time.
     Upon the terms and subject to the conditions of this Offer as set forth in this Offer Information Document, this “Option Exchange” constitutes our offer to exchange existing “eligible options,” as defined below, for replacement options to purchase common stock, and that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer before the “expiration time,” as defined below.
     Options eligible for the Option Exchange (“eligible options”) are those that:
•	have an exercise price greater than $1.00 per share; and
•	were granted under the Equity Plans.
     You are eligible to participate in the Option Exchange only if you:
•	were a member of Somaxon’s board of directors or were employed by Somaxon on March 1, 2009. To be an eligible participant, such persons must still be employed by us or providing services to us as a consultant or director as of the commencement of the option exchange and remain employed by us or providing services as a consultant or director through the grant date of the replacement options (these persons are referred to as “eligible participants”); and
•	hold at least one eligible option on May 11, 2009.
     The outstanding options that you hold under the Equity Plans give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not the shares underlying those options.
     If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by or providing services to Somaxon through the grant date of the replacement options.
     ACCORDINGLY, IF YOU ARE NOT AN EMPLOYEE OR SERVICE PROVIDER OF SOMAXON AS DESCRIBED ABOVE ON THE DATE WE GRANT THE REPLACEMENT OPTIONS, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OFFER. INSTEAD, YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.
     If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant, defined as options not yet exercised that were granted on a single grant date with the same grant number and at the same exercise price) under the Equity Plans that have an exercise price greater than $1.00 per share. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.
     If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive replacement options. The option exchange will not be a one-for-one exchange. An eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the option exchange. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.

     Unless prevented by law or applicable regulations, eligible options granted under our Equity Plans and exchanged for replacement options will be replaced with options granted under our 2005 Plan. The replacement option will have a new exercise price, new vesting schedule, and will cover a fewer number of shares of our common stock. The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder. All replacement options will be non-qualified stock options granted under our 2005 Plan, regardless of the tax status of the eligible options surrendered for exchange.
     All replacement options will be granted with an exercise price per share equal to the greater of $1.00 or the per share closing sales price of our common stock as quoted on The Nasdaq Stock Market on the replacement grant date. Stock options that have a per share exercise price less than $1.00 will not be eligible for exchange.
     The term “expiration time” means 5:00 p.m. U.S. Pacific Time on June 9, 2009, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this Offer, as so extended, expires. See Section 13 of this Offer Information Document for a description of our rights to extend, delay, terminate and amend this Offer.
     For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
2. Purpose of this Offer.
     We granted the options outstanding under the Equity Plans to promote our long-term growth and success and the creation of stockholder value by giving our key contributors a stake in the growth and success of our Company.
     All of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to exchange outstanding options for replacement options that will have a per share exercise price equal to the greater of $1.00 or the per share closing sales price of our common stock on the replacement grant date, we intend to provide the eligible participants with the compensatory benefit of holding options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our key contributors to maximize stockholder value. THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.
     We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board and that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our common stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the greater of $1.00 or the per share closing sales price of our common stock on the replacement grant date. You will be at risk of any increase in our common stock price during the period prior to the replacement grant date for these and other reasons.
     Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, eligible participants who have exchanged options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange. Instead, your original options will remain outstanding pursuant to their original terms.
     Subject to the foregoing, and except as otherwise disclosed in this Offer or in our annual, quarterly and current reports, our proxy statements and our other filings with the SEC, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiary; provided that we may pursue acquisitions or investments in new or complementary products, technologies and businesses;
•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;
•	any material change in our present dividend rate or policy;
•	any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;
•	any other material change in our corporate structure or business;
•	our common stock being delisted from any national securities exchange;
•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;
•	the acquisition by any person of any of our securities or the disposition of any of our securities; or
•	any change in our certificate of incorporation, bylaws, or any actions which could impede the acquisition of control of us by any person.
     NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
3. Procedures for Electing to Exchange Options.
     Proper Exchange of Options. If you currently hold eligible options, you will receive information about your eligible options and provide instructions on how to submit your outstanding options for exchange. This information will be mailed to you.
     If you wish to elect to exchange your options, you must complete and submit the election form in accordance with its instructions no later than 5:00 p.m. U.S. Pacific Time on June 9, 2009, unless the Offer is extended. You may submit an election form in one of three ways. You may email a scanned or PDF copy of the election form to optionexchange@somaxon.com, fax your election form to Somaxon Option Exchange, c/o Holly M. Bauer at (858) 523-5450 or send your election form by registered mail or courier to Somaxon Option Exchange, c/o Holly M. Bauer, Esq., Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130. Somaxon will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.
     If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.
     If you do not submit your election form by the expiration of this Offer, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original price and with their original terms.
     IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY SUBMISSION OF YOUR ELECTION TO US.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither Somaxon nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
     Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.
     Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly elected options that have not been validly withdrawn.
4. Withdrawal Rights.
     You can only withdraw your elected options in accordance with the provisions of this Section 4.
     You can withdraw your elected options at any time on or before the expiration time. If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this Offer.
     In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.
     To validly withdraw elected options, you must submit a new election form in the manner described above that does not select to exchange eligible options previously elected to be exchanged that you no longer want to exchange. We must RECEIVE the new election form before the expiration time.
     Providing us with a properly completed new election form that indicates that option grants that were previously selected for exchange are withdrawn and submitting such new election form in the same manner as your original election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election form indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all or none of your eligible options on a grant-by-grant basis.
     You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.
     Neither Somaxon nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.
5. Acceptance of Options for Exchange and Grant of Replacement Options.
     Upon the terms and subject to the conditions of this Offer, including those conditions listed on Schedule A, and promptly following the expiration of this Offer, we will accept for exchange and cancel options that are properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.
     If your options are properly elected for exchange and accepted by us, we will cancel your options on the expiration date of this Offer, and you will be granted replacement options on the same date.
     If you are no longer an employee or service provider of Somaxon, whether voluntarily or involuntarily, before your replacement options are granted, you will not be able to participate in the Option Exchange.
     ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE PARTICIPANT ON THE DATE WE GRANT THE REPLACEMENT OPTIONS, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE. INSTEAD, YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING YOUR TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.
     For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we currently expect that you will receive your replacement option as promptly as practicable after the replacement grant date.
6. Price Range of Common Stock Underlying the Options.
     Our common stock is quoted on The Nasdaq Stock Market under the symbol “SOMX.” The following table shows the quarterly highest and lowest bid prices per share of our common stock as quoted on The Nasdaq Stock Market on any trading day during the respective quarter.

	HIGH	LOW
Fiscal Year Ended December 31, 2007
First Quarter	$14.55	$10.54
Second Quarter	18.57	11.12
Third Quarter	13.11	8.89
Fourth Quarter	$11.57	$4.95
Fiscal Year Ended December 31, 2008
First Quarter	$5.95	$3.69
Second Quarter	5.10	4.02
Third Quarter	4.80	2.54
Fourth Quarter	$3.57	$0.98
Fiscal Year Ending December 31, 2009
First Quarter	$2.50	$0.18
Second Quarter (through April 30, 2009)	$0.85	$0.32
     As of April 30, 2009, the last reported sale price of our common stock, as reported by The Nasdaq Stock Market, was $0.37 per share.
     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. THE EXERCISE PRICE OF THE REPLACEMENT OPTION WILL BE THE CLOSING SALES PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE.
7. Source and Amount of Consideration; Terms of Replacement Options.

     Consideration. We will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the 2005 Plan in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined pursuant to the established exchange ratios described above, subject to adjustments in accordance with the terms of the 2005 Plan for any share splits, share dividends and other events affecting the common stock.
     We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
     Terms of Replacement Options. The terms of the replacement options are expected to be substantially similar to the related tendered options cancelled in the exchange, except that:
•	the replacement options will be granted on the date that the tendered options are cancelled;
•	the exercise price of the replacement option will be equal to the greater of $1.00 or the closing price per share of our common stock on the replacement grant date as reported by The Nasdaq Stock Market;
•	replacement options will be subject to a new vesting schedule. One-third of the replacement stock options will be vested on the date of grant. The remainder of the replacement stock options will vest, subject to the optionee’s continued service, in equal monthly installments over the following two year period;
•	all replacement options will be non-qualified stock options granted under our 2005 Plan, regardless of the tax status of the eligible options surrendered for exchange;
•	each replacement option will retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of the service of the optionee; and
•	an eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the Offer. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.
     The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder. The terms and conditions of your existing options are set forth in the respective Equity Plans pursuant to which the options were granted. The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2005 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2005 Plan. Information regarding the Equity Plans may be found in the registration statements on Form S-8 and related prospectus prepared by us in connection with the Equity Plans. Copies of the Equity Plans are available upon request via email at optionexchange@somaxon.com or by phone at (858) 480-0400. Copies will be provided promptly at our expense.
     Exercise. Generally, you may exercise the vested portion of your replacement option at any time. If, however, your service with Somaxon terminates prior to any portion of your replacement option becoming vested, you will not be able to exercise any unvested portion of your replacement option.
     U.S. Federal Income Tax Consequences. You should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the replacement options under this Offer.
     Registration of Option Shares. All common stock issuable upon exercise of options under the 2005 Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the

Securities Act of 1933, as amended (the “Securities Act”) on one or more registration statements on Form S-8 filed with the SEC.
     IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2005 PLAN AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2005 PLAN. PLEASE CONTACT US AT SOMAXON PHARMACEUTICALS, INC., 3830 VALLEY CENTRE DRIVE, SUITE 705-461, SAN DIEGO, CALIFORNIA 92130, ATTN: MATTHEW W. ONAITIS, VICE PRESIDENT AND GENERAL COUNSEL TO RECEIVE A COPY OF ANY PLAN OR PROSPECTUS.
8. Information Concerning Somaxon.
     We are a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. We submitted our NDA for Silenor for the treatment of insomnia to the FDA on January 31, 2008. The FDA accepted the NDA for filing effective March 31, 2008. Pursuant to PDUFA guidelines, the FDA was expected to complete its review and provide an action letter with respect to the NDA by December 1, 2008. However, in November 2008, the FDA indicated that its review of the NDA would be extended for up to three additional months, resulting in a new PDUFA date of February 28, 2009.
     On February 25, 2009, we received a complete response letter from the FDA relating to the NDA. In the complete response letter, the FDA stated that the NDA could not be approved in its present form. The FDA raised a number of issues relating to the interpretation of the efficacy data contained in the NDA and indicated that the FDA was open to a discussion of these concerns. The FDA did not specifically request us to conduct additional clinical trials of Silenor.
     With respect to safety, the FDA also noted that there were no adverse events observed that would preclude approval, but asked us to address the possibility that doxepin may prolong the cardiac QT interval. We responded by submitting to the FDA the results of our completed clinical trial of doxepin that evaluated the potential for electrocardiogram, or ECG, effects. The results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.
     We held a meeting with the FDA on April 6, 2009 to discuss the issues raised in the complete response letter. In the meeting, the FDA stated that to obtain approval of a chronic insomnia treatment, objective and subjective efficacy must be established in both adult and elderly patient populations, and efficacy must be shown both at the beginning of treatment and on a persistent basis, defined to be at least one month. No additional safety issues were raised in the meeting.
     Based on the feedback we received at the meeting, we are conducting additional analyses of our Silenor clinical data focused on the durability of subjective sleep maintenance efficacy in adults with primary insomnia. We expect to complete these analyses during the second quarter of 2009. Once we have completed these analyses, we will include the results in a resubmission to the FDA. The FDA has indicated that the review cycle for such resubmission will be six months from the date of the resubmission.
     Based on the complete response letter and our meeting with the FDA, we will no longer pursue approval of a 1 mg dose of Silenor, nor will we seek approval of a statement in the indication section of the label that clinical trials of Silenor have demonstrated improvement in sleep onset.
     We believe that Silenor is highly differentiated from currently available insomnia treatments, and if approved, could have significant advantages in a large and growing market. We continue to engage in discussions with third parties with the goal of entering into a strategic partnership relating to the commercialization of Silenor.
     Somaxon was founded and incorporated in the state of Delaware in 2003. Our principal executive offices are located at 420 Stevens Avenue, Suite 210, Solana Beach, California 92075. Our mailing address is 3830 Valley Centre Drive, Suite 705-461, San Diego, CA 92130. Our telephone number is (858) 480-0400. We make our filings with the SEC available on the Investor Relations page of our website, “www.somaxon.com,” free of charge.

     Financial Information. The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 is incorporated herein by reference. Attached as Schedule C to this Offer Information Document is a summary of our financial statements from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as well as other summary financial information. Please see Section 15 below of this Offer Information Document for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     Book Value. We had a book value per share of $0.14 on March 31, 2009 (calculated using the book value of $2,614,282, divided by the number of outstanding shares of 18,430,247 as of March 31, 2009).
     Ratio of Earnings to Fixed Charges. Somaxon had no earnings during the fiscal years ended December 31, 2007 or 2008 or the three months ended March 31, 2009.
9. Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.
     A list of our directors and executive officers is attached to this Offer Information Document as Schedule B. Our directors and executive officers are eligible to participate in this Option Exchange.
     As of April 30, 2009, our executive officers and directors (13 persons) as a group held options outstanding under the Equity Plans to purchase a total of approximately 2,996,000 shares of our common stock. This number represented approximately 57% of the shares subject to all options outstanding under the Equity Plans as of that date.
     Except for outstanding options to purchase common stock and restricted stock and restricted stock unit awards granted from time to time to certain of our employees (including executive officers), contractors and non-employee directors pursuant to our equity compensation plans and Rule 10b-5 trading plans adopted by certain of our executive officers, and except as set forth in this Offer, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
     The following table sets forth the beneficial ownership of the Company’s executive officers and directors of options outstanding under the Equity Plans as of April 30, 2009. The percentages in the table below are based on the total number of outstanding options to purchase our common stock, which was 5,274,646 as of April 30, 2009.

		Percentage of All
	Number of	Outstanding
	Options	Options
Name of Beneficial	Beneficially	Beneficially
Owner	Owned	Owned
Non-employee Directors
Terrell A. Cobb	112,499	2.1%
Michael L. Eagle	50,000	0.9%
Erle T. Mast	40,000	0.8%
Jesse I. Treu, Ph.D.	87,500	1.7%
Kurt von Emster	87,500	1.7%
Kurt C. Wheeler	93,333	1.8%
Thomas G. Wiggans	35,000	0.7%

Executive Officers (including employee directors)
David F. Hale	373,333	7.1%
Richard W. Pascoe	650,000	12.3%
Jeffrey W. Raser	467,833	8.9%
Meg M. McGilley (1)	398,633	7.6%
Brian T. Dorsey	293,566	5.6%
Matthew W. Onaitis	307,200	5.8%
All directors and executive officers as a group (13 persons)	2,996,397	56.8%

(1)	Our Board has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.
     The following is a list of the common stock and option transactions involving our executive officers and directors during the sixty (60) days prior to and including May 11, 2009:
•	On May 1, 2009, Brian T. Dorsey sold 1,000 shares of our common stock at an average selling price of $0.37 per share in the open market pursuant to a 10b5-1 selling plan entered into by him on September 11, 2006, as amended to date.
•	Pursuant to his employment agreement with us, on March 31, 2009 and April 30, 3009, David F. Hale was granted 41,484 and 39,780 restricted stock units, respectively, in lieu of his cash base salary for his service as Executive Chairman of the Board. All of these restricted stock units will vest in full upon the first open trading window under our Insider Trading Policy after the first commercial sale of Silenor in the U.S.
•	Pursuant to our Director Compensation Policy, on March 31, 2009, the following non-employee directors received the following numbers of restricted stock units in lieu of cash compensation for service on our Board of Directors:

Number of Shares Underlying
Name of Non-Employee Director	Restricted Stock Units (1)
Terrell A. Cobb	26,428
Michael L. Eagle	34,642
Erle T. Mast	35,000
Jesse I. Treu, Ph.D.	28,928
Kurt von Emster	28,571
Kurt C. Wheeler	33,214
Thomas G. Wiggans	30,000

(1)	All of these restricted stock units will vest in full upon the first open trading window under our Insider Trading Policy after the first commercial sale of Silenor in the U.S.
     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Somaxon, or to our knowledge, by any executive officer, director or affiliate of Somaxon.
10. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.
     Options we acquire pursuant to this Offer will be cancelled promptly following the expiration of this Offer, and the common stock subject to those options will be returned to the pool of shares available for the grant of equity awards under the 2005 Plan. To the extent such shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of The Nasdaq Stock Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.
     We account for our share-based awards pursuant to the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we will continue to be obligated to recognize expense for unvested awards based on the original grant date fair value of such awards. In addition, we expect to recognize the incremental compensation cost, if any, of the new option awards granted in the Option Exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option award granted to eligible participants in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the original option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental expense plus the unrecognized compensation expense from the original awards before modification will be recognized over the service period of the newly-issued awards.
11. Agreements; Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue replacement options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.
     We may be prohibited by applicable laws or regulations from granting replacement options on the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the expiration date of this Offer, then we will grant the replacement options some time in the future, if at all, and you will not receive any other consideration for the options that you tendered for exchange. YOU SHOULD NOTE THAT IF THE COMMON STOCK PRICE HAS INCREASED, THE NEW EXERCISE PRICE OF THE REPLACEMENT OPTIONS MAY BE HIGHER THAN THE OPTIONS ELECTED FOR EXCHANGE.
12. Material U.S. Federal Income Tax Consequences.
     CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a summary of the material U.S. federal income tax consequences of participating in this Offer for those eligible participants subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.
     The discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The federal, state and local tax consequences of each eligible participant will depend on that eligible participant’s individual circumstances.
     If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.
     If you are an option holder who chooses to exchange outstanding eligible options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the acceptance and exchange of such options. We believe that the acceptance and exchange of options will be treated as a non-taxable event for you.

     All replacement options will be non-qualified stock options granted under our 2005 Plan, regardless of the tax status of the eligible options surrendered for exchange. Under current law, an option holder generally will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option generally will constitute wages for which withholding will be required.
     We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
     Upon disposition of the shares acquired upon exercise of a non-qualified option, any gain or loss is treated as capital gain or loss.
     PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.
13. Extension of Offer; Termination; Amendment.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.
     We also expressly reserve the right, in our discretion, before the expiration time, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.
     Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. U.S. Pacific Time on the next U.S. business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.
     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:
•	we increase or decrease the amount of consideration offered for the options;
•	we decrease the number of options eligible to be elected for exchange in this Offer; or

•	we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds two percent of the common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.
     If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this Offer Information Document, we will extend the Offer so that the Offer is open at least ten U.S. business days following the publication, sending or giving of notice.
14. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.
15. Additional Information.
     We recommend that, in addition to this Offer Information Document and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
•	Somaxon’s Annual Report on Form 10-K for the period ended December 31, 2008 (File No. 000-51665) filed with the SEC on March 13, 2009.
•	Somaxon’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 (File No. 000-51665) filed with the SEC on May 8, 2009.
•	Somaxon’s Current Reports on Form 8-K (File No. 000-51665) filed with, or furnished to, the SEC since December 31, 2008.
•	Somaxon’s definitive Proxy Statement for its 2009 Annual Meeting of Stockholders (File No. 000-51665) filed with the SEC on April 30, 2009.
•	The description of our common stock contained in Somaxon’s Registration Statement on Form 8-A filed with the SEC on December 13, 2005, including any amendments or reports we file or have filed for the purpose of updating that description.
•	All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.
     Any statement contained in any of the foregoing documents may be modified or superseded by a statement contained in this Offer Information Document or in any other document subsequently filed by us with the SEC. Accordingly, we recommend that you also review any amendments to such filings or new reports that we file with the SEC prior to the expiration of the Offer before making a decision on whether to elect to exchange your options.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street NE
Room 1580
Washington, D.C. 20549
     You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.
     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.
     Our common stock is quoted on The Nasdaq Stock Market under the symbol “SOMX.”
     We will also provide, without charge, to each person to whom a copy of this Offer Information Document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Somaxon Pharmaceuticals, Inc.
Attention: Matthew W. Onaitis, Vice President and General Counsel
Physical Address:
420 Stevens Avenue, Suite 210
Solana Beach, California 92075
Mailing Address:
3830 Valley Centre Drive, Suite 705-461
San Diego, CA 92130
or via email at optionexchange@somaxon.com.
     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer Information Document, you should rely on the statements made in the most recent document.
     The information contained in this Offer Information Document about Somaxon should be read together with the information contained in the documents to which we have referred you.
16. Miscellaneous.
     This Offer Information Document and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in this Offer under “Risk Factors.”
     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.
     We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.
     WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED HEREIN BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.
     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Somaxon Pharmaceuticals, Inc.
May 11, 2009

SCHEDULE A
CONDITIONS OF THIS OFFER
     Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after May 11, 2009 and prior to the expiration of this Offer, currently scheduled to be 5:00 p.m. U.S. Pacific Time on June 9, 2009, any of the following events has occurred, or in our discretion, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:
•	make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;
•	delay or restrict our ability, or render us unable, to accept for exchange or issue replacement options for some or all of the options elected for exchange; or
•	materially and adversely affect the business, condition (financial or otherwise), assets, income, operations, prospects or share ownership of Somaxon;
     (c) there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;
•	any decrease of greater than 50% of the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or elsewhere that could have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of Somaxon or on trading in our common stock;
•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or
•	any decline in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies or the Nasdaq-100 Index by an amount in excess of 10% measured during any time period after the close of business on May 11, 2009;
     (d) there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record any unexpected compensation expense against our earnings in connection with this Offer;

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     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 11, 2009;
•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 11, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of common stock; or
•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;
     (f) any change or changes shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is having or may have a material adverse effect on us; or
     (g) the stockholders of Somaxon fail to approve the Option Exchange at Somaxon’s annual meeting of stockholders to be held on June 9, 2009.
     The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

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SCHEDULE B
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
SOMAXON PHARMACEUTICALS, INC.
     The directors and executive officers of Somaxon and their positions and offices as of April 30, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
David F. Hale	Executive Chairman
Richard W. Pascoe	President and Chief Executive Officer and Director
Jeffrey W. Raser	Senior Vice President, Sales and Marketing
Meg M. McGilley (1)	Vice President and Chief Financial Officer
Brian T. Dorsey	Vice President, Product Development
Matthew W. Onaitis	Vice President and General Counsel
Terrell A. Cobb	Director
Michael L. Eagle	Director
Erle T. Mast	Director
Jesse I. Treu, Ph.D.	Director
Kurt von Emster	Director
Kurt C. Wheeler	Director
Thomas G. Wiggans	Director

(1)	Our Board has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.
     Unless otherwise noted, the address of each director and executive officer is: c/o Somaxon Pharmaceuticals, Inc., 420 Stevens Avenue, Suite 210, Solana Beach, California 92075.

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SCHEDULE C
SUMMARY FINANCIAL STATEMENTS OF SOMAXON PHARMACEUTICALS, INC.
Selected Financial Data
     The following selected statement of operations and balance sheet data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference in this document from Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited consolidated financial statements for the quarter ended March 31, 2009 incorporated by reference in this document from Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
     The statement of operations data for the years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from our audited financial statements incorporated by reference in this document. The statement of operations data for the quarters ended March 31, 2009 and March 31, 2008, and the period from August 14, 2003 (inception) through December 31, 2008, and the balance sheet data as of March 31, 2009 has been derived from our unaudited consolidated financial statements incorporated by reference in this document. The selected statement of operations data for the years ended December 31, 2005 and 2004, and the balance sheet data as of December 31, 2006, 2005 and 2004 have been derived from audited financial statements which are not included in our 2008 Form 10-K incorporated by reference in this document. All numbers in the tables below are in thousands, except per-share amounts.

								August 14,
								2003
								(inception)
								through
	Three Months Ended March 31,		Year Ended December 31,					March 31,
	2009	2008	2008	2007	2006	2005	2004	2009

Statement of Operations Data:
Operating Expenses
License fees	$(996)	4	$165	$490	$1,165	$482	$4,038	$5,864
Research and development	1,486	3,176	16,546	12,694	37,462	28,955	7,574	104,883
Marketing, general and administrative	3,818	4,244	18,809	15,614	11,744	4,814	2,143	57,720
Remeasurement of Series C warrant liability	—	—	—	—	—	5,649	—	5,649

Total operating expenses	4,308	7,424	35,520	28,798	50,371	39,900	13,755	174,116

Loss from operations	(4,308)	(7,424)	(35,520)	(28,798)	(50,371)	(39,900)	(13,755)	(174,116)
Interest and other income	23	358	903	2,387	3,961	1,413	157	8,845
Interest and other (expense)	(259)	—	(2,610)	—	—	—	—	(2,869)

Net loss	(4,544)	(7,066)	(37,227)	(26,411)	(46,410)	(38,487)	(13,598)	(168,140)
Accretion of redeemable convertible stock to redemption value	—	—	—	—	—	(86)	—	(86)

Net loss applicable to common stockholders	$(4,544)	$(7,066)	$(37,227)	$(26,411)	$(46,410)	$(38,573)	$(13,598)	$(168,226)

Basic and diluted net loss applicable to common stockholders per share(1)	$(0.25)	$(0.39)	$(2.04)	$(1.45)	$(2.58)	$(33.30)	$(38.08)
Shares used to calculate net loss applicable to common stockholders per share(1)	18,297	18,253	18,281	18,187	17,981	1,158	357

(1)	Basic and diluted net loss per share applicable to common stockholders and the related number of shares changed significantly in 2006 and forward due to the issuance of common shares and the conversion of preferred shares into common shares as a result of our initial public offering in December 2005.

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	Quarter Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$3,849	$14,290	$37,100	$57,914	$103,965	$12,835
Working capital	1,811	4,258	34,385	51,334	93,088	9,900
Total assets	5,499	23,717	38,717	59,452	106,256	13,599
Total debt (1)	—	15,000	—	—	—	—
Deficit accumulated during development stage	(168,140)	(163,596)	(126,369)	(99,958)	(53,548)	(15,061)
Total stockholders’ equity	$2,614	$5,106	$35,176	$52,357	$93,455	$10,274

(1)	In May 2008, we entered into a $15.0 million Loan Agreement with payments of interest only through December 31, 2008 and monthly principal and interest payments over the next 30 months beginning January 1, 2009. The net proceeds received after debt issuance costs of $14.8 million were allocated to the debt and related warrants. All amounts under the Loan Agreement were classified as a current liability in our December 31, 2008 financial statements. In addition, the debt discount resulting from the warrants issued when we entered into the debt, debt issuance costs, final payment fee, and the value of the warrants issued in lieu of the prepayment penalty were fully accreted at December 31, 2008. In March 2009, the loan was repaid in full along with a $0.6 million final payment fee and we issued warrants to the lenders in lieu of the prepayment penalty.

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